Exhibit 99.3

Long-Term Incentive Plan Awards in Last Fiscal Year

In 2004, the human resources and compensation committee granted performance shares under the 2003 Stock Incentive Plan that will be earned based on performance relative to: (1) growth in book value per share compared to an internal goal over the performance period and (2) total shareholder return compared to a selected group of companies from the Standard & Poor’s Supercomposite Insurance Index. Each performance measure is given 50 percent weight. If the Company’s performance during the performance period falls below a nine percent growth in book value per share or the 40th percentile of the index in total shareholder return, no award is earned for that performance measure.

The following table sets forth estimates of the possible future payouts to each of the named executive officers with respect to these awards. There can be no assurance that the estimated future payouts shown in this table will be achieved or, if they are achieved, at what level they will be achieved:

		Performance
		period until	Estimated future payouts (1)
	Number of	maturation or
Name	shares (#) (3)	payout (4)	Threshold(#)	Target(#)	Maximum(#)

Roger K. Brooks(2)	—	—	—	—	—

Thomas C. Godlasky	15,000	12/31/2005	7,500	15,000	30,000

Gregory D. Boal	9,400	12/31/2005	4,700	9,400	18,800
Mark V. Heitz	9,000	12/31/2005	4,500	9,000	18,000
Gary R. McPhail	9,400	12/31/2005	4,700	9,400	18,800

(1)	Payouts will be in shares of the Company’s common stock.

(2)	Mr. Brooks did not receive an award in 2004 due to the expected leadership transition in 2005.

(3)	Represents performance shares granted based on performance at target.

(4)	Performance is measured over a two-year period beginning January 1, 2004. It is anticipated that future performance periods will be three years.

The payment of LTIP awards granted in 2004 is contingent on shareholders approving material terms of the LTIP procedures included in Proposal 3 on page 31 of this proxy statement.